EXHIBIT 21.1


            SUBSIDIARIES OF JACKPOT ENTERPRISES, INC.




                                              STATE OF
   COMPANY                    %OWNED        INCORPORATION


1. Cardivan Company            100%           Nevada

2. Corral Coin, Inc.           100%           Nevada

3. Corral Country Coin, Inc.   100%           Nevada

4. Corral United, Inc.         100%           Nevada

5. Jackpot Gaming, Inc.        100%           Nevada

6. Jackpot's Highway 93
   Casino, Inc.                100%           Nevada